Exhibit 21

Petroleum Helicopters, Inc.
Subsidiaries of the Registrant at December 31, 2004

	PLACE OF	% OF VOTING
COMPANY	INCORPORATION	STOCK OWNED
International Helicopter Transport, Inc.	Louisiana	100%
Evangeline Airmotive, Inc.	Louisiana	100%
Air Evac Services, Inc.	Louisiana	100%
PHI Air Medical Services, Inc.	Louisiana	100%
Petroleum Helicopters International, Inc.	Louisiana	100%
Helicopter Management, LLC	Louisiana	100%
Helicopter Leasing, LLC	Louisiana	100%
HELEX, LLC	Florida	100%
Sky Leasing	Montana	100%